Stearns Weaver Miller
Weissler Alhadeff & Sitterson, P.A.
Miami     ■     Ft. Lauderdale     ■     Tampa
Exhibit 5.1
September 13, 2007
Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, Florida 33126
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Continucare Corporation, a Florida corporation (the “Company”) with respect to the preparation and filing with the Securities and Exchange Commission of a Form S-8 Registration Statement (the “Registration Statement”) in connection with the registration of up to 2,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Continucare Corporation Amended and Restated 2000 Stock Option Plan (the “Plan”).
     In connection with our opinion, we have examined the Plan, the Registration Statement, including all exhibits thereto, as filed with the Securities and Exchange Commission, and the Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion, including copies of resolutions of the Board of Directors of the Company relating to the issuance of the Shares. We have also examined and are familiar with the proceedings taken by the Company to authorize the issuance of the shares of Common Stock pursuant to the Plan.
     In rendering this opinion, we have undertaken no independent review of the operations of the Company. Instead, we have relied solely upon the documents described above. In examining such documents, we have assumed, without independent investigation: (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of such latter documents, and (iv) that actual information supplied to us was accurate, true and complete. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon the accuracy of (i) all representations and warranties submitted to us for purposes of rendering the opinion and (ii) factual recitals made in the resolutions adopted by the Board of Directors of the Company. The opinion expressed below is limited to the laws of the State of Florida and we express no opinion as to federal securities laws or the “blue sky” laws of any state or jurisdiction. This opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter change and/or come to our attention.
150 West Flagler Street, Suite 2200 ■ Miami, Florida 33130 ■ Phone (305) 789-3200 ■ Fax (305) 789-3395 ■ www.stearnsweaver.com

September 13, 2007

     Based upon the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that the shares of Common Stock registered under the Registration Statement and issuable in accordance with the Plan will, if and when issued and delivered by the Company against payment of adequate consideration therefore in accordance with the terms and conditions of the Plan, be validly issued, fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and to any references to this firm in the Registration Statement and in the documents incorporated therein by reference.
Very truly yours,
/s/ STEARNS WEAVER MILLER WEISSLER ALHADEFF &
SITTERSON, P.A.
■     www.stearnsweaver.com     ■